EXHIBIT 11

                BT FINANCIAL CORPORATION AND AFFILIATES
                  COMPUTATION OF NET INCOME PER SHARE

                              (Unaudited)


                              Three months ended      Nine months ended
                                    September 30           September 30
                                 1997       1996        1997       1996
                            --------------------------------------------
(In thousands, except shares
and per share data)
Primary income per share:
     Net income               $ 4,388    $ 3,115    $ 12,663    $ 9,858
     Preferred dividends            0          0           0         54
                            --------------------------------------------
     Net income applicable to
      common stock            $ 4,388    $ 3,115    $ 12,663    $ 9,804
                            --------------------------------------------
  Average common shares
    outstanding and common
     stock equivalents      6,250,436  6,250,436   6,250,436  6,026,748
                            ============================================

 Net income per share-primary  $  .70     $  .50      $ 2.03     $ 1.63


Fully diluted income per share:
     Net income               $ 4,388    $ 3,115    $ 12,663    $ 9,858
                            ============================================
     Average common shares
      outstanding and common
       stock equivalents    6,250,436  6,250,436   6,250,436  6,026,748
     Additional common shares
      assuming:
        Conversion of preferred
         stock Series A             0          0           0     69,216
                            -------------------------------------------
     Average common shares
      outstanding and common
      stock equivalents     6,250,436  6,250,436   6,250,436  6,095,964
                            ===========================================

     Net income per share-fully
      diluted                  $  .70     $  .50     $  2.03   $   1.62
                            ===========================================

 Note: Share and per share data have been adjusted to reflect the 10% stock dividends distributed on October 22, 1996 and September 15, 1997.